                                                                    Exhibit 99.4


TRANSMEDIA NETWORK INC.


To Securities Dealers, Commercial Banks,
Brokers, Trust Companies and Other Nominees:

         We are sending you this letter in connection with our offering (the "Rights Offering") to holders of our common stock on October 6, 1999 (the "Record Date") of non-transferable rights ("Rights") to purchase shares of a new series of convertible preferred stock, $.10 par value per share, designated as Series A Preferred Stock (the "Series A Preferred Shares"). We have described the Rights and the Rights Offering in the enclosed prospectus and evidenced the Rights by a subscription certificate registered in your name or the name of your nominee.

         Each beneficial owner of shares of our common stock registered in your name or the name of your nominee is entitled to one Right for every 3.218 shares of common stock owned by the beneficial owner on the Record Date. No fractional Rights or cash in lieu thereof will be distributed or paid.

         We are asking you to contact your clients for whom you hold our common stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights. We have enclosed several copies of the following documents for you to use:

1. A form letter which may be sent to your clients for whose accounts you hold common stock registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Rights;

2.      The Prospectus;

3.      A Subscription Certificate (if your shares are registered in your name);

4.      The Instructions as to Use of Subscription Certificates;

5.      A Notice of Guaranteed Delivery;

6.      A Nominee Holder Certification Form; and

7. A return envelope addressed to American Stock Transfer and Trust Company, the Subscription Agent.

         We request that you act promptly. The Rights will expire at 5:00 p.m. Eastern Standard Time on October 22, 1999, unless extended by us (the "Expiration Time").

         TO EXERCISE RIGHTS, PROPERLY COMPLETED AND EXECUTED SUBSCRIPTION CERTIFICATE(S) (UNLESS THE GUARANTEED DELIVERY PROCEDURES ARE COMPLIED WITH) AND PAYMENT IN FULL FOR ALL RIGHTS EXERCISED MUST BE DELIVERED TO THE SUBSCRIPTION AGENT AS INDICATED IN THE PROSPECTUS AND THE INSTRUCTIONS PRIOR TO THE EXPIRATION TIME. EXERCISE OF THE OVERSUBSCRIPTION PRIVILEGE (AS DEFINED IN THE PROSPECTUS) MUST BE ACCOMPANIED BY A COMPLETED NOMINEE HOLDER CERTIFICATION.

         In the case of Rights that are held of record through Depository Trust Company ("D.C."), you may exercise the Basic Subscription Privilege and the Oversubscription Privilege by instructing D.C. to transfer Rights from the D.C. account of the Rights holder to the D.C. account of American Stock Transfer and Trust Company, the Subscription Agent, together with payment of the Subscription Price for (i) each Series A Preferred Share subscribed for pursuant to the Basic Subscription Privilege and (ii) the number of Excess Shares (as defined in the Instructions) for which the Oversubscription Privilege is exercised. If you elect to exercise the Oversubscription Privilege, you must do so concurrently with your exercise of the Basic Subscription Privilege.

         You may obtain additional copies of the enclosed materials and may request assistance or information from the Subscription Agent at (800) 937-5449.


                                    Very truly yours,


                                    TRANSMEDIA NETWORK INC.


                                    Gene Henderson
                                    President and Chief Executive Officer



         YOU ARE NOT AN AGENT OF TRANSMEDIA NETWORK INC., AMERICAN STOCK TRANSFER AND TRUST COMPANY, OR ANY OTHER PERSON WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF SERIES A PREFERRED SHARES IN THE RIGHTS OFFERING, AND YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.